Exhibit 99.1

Numerex Media Contact: Carrie Crabill 404 214-0722 ext 102 Investor Relations Contact: Seth Potter 646 277-1230

Press Release

For Immediate Release

Numerex Corp Announces Executive Appointments

Atlanta, GA, June 5, 2013 – Numerex Corp (NASDAQ:NMRX), a leading provider of on-demand and interactive machine-to-machine (M2M) enterprise solutions, today announced three executive appointments.

“Numerex continues to grow and expand its M2M business organically and through acquisition, which requires us to continuously manage our resources – both human and financial - to create the efficiencies necessary to deliver best-in-class innovative products, services, and support,” stated Stratton Nicolaides, chairman and Chief Executive Officer (CEO) of Numerex.

“Along those lines, we have strengthened our executive ranks and re-aligned our organization, accordingly. Alan Catherall, our Chief Financial Officer (CFO) for over 10 years, will assume responsibilities for the critical role of Executive Vice-President of Corporate Development and will continue to support the Company in several other key areas. We are fortunate to be able to leverage his considerable financial experience and extensive knowledge of Numerex’s business operations and the M2M industry.”

In his new position, Mr. Catherall will continue reporting to Mr. Nicolaides. Alan will be responsible for identifying new merger and acquisition opportunities as well as new strategic partners. He will also continue to be responsible for Numerex’s administrative, human resources and legal functions.

“Mr. Nicolaides continued, “Also, we are pleased to introduce and welcome aboard Richard (Rick) Flynt, who has been appointed as our CFO. Rick has extensive and diversified financial experience and an impressive track record of success with technology growth companies like Numerex.”

Mr. Flynt assumes responsibility for Numerex’s global finance and accounting activities and will report to the company’s CEO. Rick joins Numerex most recently from Immucor Inc. where he served as its CFO. Immucor was formerly listed on NASDAQ before the sale of the company. He joined Immucor in December 2007 and was engaged in all areas of the business and helped contribute to significant growth and an increase in shareholder value. The sale of Immucor for approximately $2 billion generated a 40% premium for Immucor’s shareholders. Prior to Immucor, Rick held positions of increasing responsibility in financial leadership at Exide Technologies, GTS Energy and Per-Se Technologies. He earned Bachelor of Business Administration and Master of Accountancy degrees from the University of Georgia and is a Certified Public Accountant in the state of Georgia.

Mr. Nicolaides added, “We are pleased to welcome aboard Scott Wiley as Senior Vice-President of Products and Programs. Scott has deep domain knowledge and expertise in areas of managed services, particularly in security and healthcare, and will be a key contributor to our long-term products and solutions strategy.”

Mr. Wiley has 20 years of experience in managing products and services in the technology space, most recently at United Technologies where he was Director of Global Product Management, Fire & Security. Prior to United Technologies, Scott worked for General Electric for 25 years in increasingly responsible positions including as Product Marketing Manager, GE Security and as Marketing & Sales Leader, Services, GE Healthcare. He earned a BA in Management Information Systems from the University of South Florida and an MBA from Jacksonville University. Scott will report to Mr. Michael Boyle, Executive Vice President of Operations. In his role, Mr. Wiley will manage Numerex’s product lines across all delivery platforms.

“We are very excited about Scott joining the Numerex team. He will help us enhance our customer offerings and partnerships with his strategic thinking, industry experience and disciplined approach to managing our products, services, and programs,” said Mr. Boyle.

About Numerex Corp

Numerex Corp (NASDAQ:NMRX) is a leading provider of interactive and on-demand machine-to-machine (M2M) technology and service, offered on a subscription basis, used in the development and support of M2M solutions for the enterprise and government markets worldwide. The Company offers Numerex DNA® that may include hardware and smart Devices, cellular and satellite Network services, and software Applications that are delivered through Numerex FAST® (Foundation Application Software Technology). In addition, business services are offered to enable the development of efficient, reliable, and secure solutions while accelerating deployment. Numerex is ISO 27001 information security-certified, highlighting the Company’s focus on M2M data security, service reliability, and round-the-clock support of its customers’ M2M solutions. For additional information, please visit www.numerex.com.

Statements contained in this press release concerning Numerex that are not historical fact are “forward-looking” statements and involve important risks and uncertainties. Such risks and uncertainties, which are detailed in Numerex’s filings with the Securities and Exchange Commission, could cause Numerex’s results to differ materially from current expectations as expressed in this press release. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements.

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